ALLIANZ VARIABLE INSURANCE PRODUCTS TRUST

AZL® PYRAMIS® MULTI-STRATEGY FUND
(formerly, AZL Franklin Templeton Founding Strategy Plus Fund)

5701 Golden Hills Drive
Minneapolis, Minnesota 55416-1297
November 28, 2016
Dear Contract Owner:
We are sending you this information statement because you own a variable annuity contract or a variable life insurance policy issued by Allianz Life Insurance Company of North America or Allianz Life Insurance Company of New York. As a contract owner, you are an indirect participant in the Fund listed above. There is no action required on your part.
We want to inform you of a change affecting the Fund; the Board of Trustees of the Allianz Variable Insurance Products Trust approved a new subadviser and a new name for the Fund.
Effective October 14, 2016, FIAM LLC serves as subadviser to the Fund, and Geode Capital Management, LLC serves as sub-subadviser to the Fund, replacing Franklin Mutual Advisers, LLC, Franklin Advisers Inc., and Templeton Global Advisers Limited. The Fund also was renamed "AZL Pyramis® Multi-Strategy Fund." The Board took this action on the recommendation of Allianz Investment Management LLC, the Fund's investment manager. The investment manager's recommendation was based on several factors, including:
•	The Fund's past performance;
•	The performance of the FIAM and Geode portfolio management teams in managing strategies similar to the strategies utilized by the Fund;
•	The depth and experience of the FIAM and Geode portfolio management teams;
•	The reputation, philosophy, process, financial strength and resources of FIAM and Geode; and
•	The fact that the Fund's shareholder fees and expenses will be reduced.
The Board took this action pursuant to an exemptive order received by the Trust and the manager from the U.S. Securities and Exchange Commission that permits the Board generally to approve a change in the Fund's subadviser, upon recommendation of the manager, without shareholder approval.
Please take the time to review the enclosed information statement which describes these changes to the Fund. We are not asking you for a proxy and you are requested not to send us a proxy. If you have any questions, please feel free to contact the Allianz Service Center at (800) 624-0197.

Sincerely,
Brian Muench
President
 Allianz Variable Insurance Products Trust

ALLIANZ VARIABLE INSURANCE PRODUCTS TRUST
AZL® PYRAMIS® MULTI-STRATEGY FUND
(formerly, AZL Franklin Templeton Founding Strategy Plus Fund)
5701 Golden Hills Drive
Minneapolis, Minnesota 55416-1297

November 28, 2016

INFORMATION STATEMENT

INTRODUCTION
This information statement is being sent on behalf of the Board of Trustees (the "Board" or the "Trustees") of Allianz Variable Insurance Products Trust (the "Trust") by Allianz Life Insurance Company of North America and Allianz Life Insurance Company of New York (together, "Allianz") to owners of certain variable annuity contracts or variable life insurance policies ("Contracts") issued by Allianz.
At an in-person meeting held on June 14, 2016, the Board considered a recommendation by Allianz Investment Management LLC (the "Manager"), the investment manager to the AZL Franklin Templeton Founding Strategy Plus Fund (the "Fund"), to (a) approve a subadvisory agreement (the "FIAM Agreement") between the Manager and FIAM LLC ("FIAM"), and a sub-subadvisory agreement (the "Geode Agreement") between FIAM and Geode Capital Management, LLC ("Geode"), pursuant to which FIAM (as subadviser) and Geode (as sub-subadviser) would replace Franklin Mutual Advisers, LLC, Franklin Advisers Inc., and Templeton Global Advisers Limited (together, "Franklin Templeton"), the prior subadvisers to the Fund, and (b) change the name of the Fund to "AZL Pyramis® Multi-Strategy Fund." At the June 14 meeting, the Board voted unanimously to approve the FIAM Agreement and the Geode Agreement, which became effective as to the Fund on October 14, 2016. At the meeting, the Board reviewed materials furnished by the Manager pertaining to FIAM and Geode and the FIAM Agreement and the Geode Agreement.
The Board approved the FIAM Agreement and the Geode Agreement without shareholder approval pursuant to an exemptive order issued to the Trust and the Manager by the U.S. Securities and Exchange Commission (the "SEC") on September 17, 2002 (the "Order"). The Order permits the Board, upon the recommendation of the Manager, to hire new subadvisers and to make certain other changes to existing subadvisory agreements, without obtaining shareholder approval.
Pursuant to the terms of the Order, this information statement is being provided to owners of Contracts who, by virtue of their ownership of the Contracts, beneficially owned shares of the Fund at the close of business on November 1, 2016. This information statement describes the circumstances surrounding the Board's approval of the FIAM Agreement and the Geode Agreement and provides you with an overview of the terms of the FIAM Agreement and the Geode Agreement. You do not need to take any action; this statement is provided for information only.

WE ARE NOT ASKING YOU FOR A PROXY,
 AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

BACKGROUND INFORMATION

Allianz Variable Insurance Products Trust (the "Trust")
The Trust is a Delaware statutory trust of the series type organized under an Agreement and Declaration of Trust dated July 13, 1999, and is registered with the SEC under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company. The Trust is comprised of 23 separate investment portfolios, including the Fund, each of which is, in effect, a separate mutual fund.
Shares of the Fund are available for certain Contracts that offer the Fund as an investment option. In addition, the Allianz Variable Insurance Products Fund of Fund Trust (the "FOF Trust") may invest in shares of the Fund. Shares of the Fund are subject to a 12b-1 distribution fee in the amount of 0.25% of average daily net assets.
The Trust and the FOF Trust currently offer their shares only to one or more separate accounts of Allianz as funding vehicles for the Contracts issued by Allianz through the separate accounts. The Trust does not offer its shares directly to the public. Each separate account, like the Trust, is registered with the SEC as an investment company, and a separate prospectus, which accompanies the prospectus for the Trust, describes the Contracts issued through the separate accounts.
Administrator and Principal Underwriter
Citi Fund Services Ohio, Inc. ("CFSO"), whose principal location is 3435 Stelzer Road, Columbus, Ohio 43219, serves as administrator and fund accountant to the Fund pursuant to a Services Agreement dated January 1, 2015, as amended. Services provided by CFSO include providing office space, equipment, and clerical personnel to the Fund and supervising custodial, auditing, valuation, bookkeeping, and dividend disbursing services.
Allianz Life Financial Services, LLC ("ALFS"), whose principal business address is 5701 Golden Hills Drive, Minneapolis, Minnesota 55416, serves as the Fund's principal underwriter. ALFS is affiliated with the Manager.
ALFS receives 12b‑1 fees directly from the Fund, plus a Trust-wide annual fee of $42,500, paid by the Manager from its profits and not by the Trust, for recordkeeping and reporting services. For the fiscal year ended December 31, 2015, the Fund paid ALFS $1,953,017 in 12b-1 fees.
Pursuant to separate agreements between the Fund and the Manager, the Manager provides a Chief Compliance Officer ("CCO") and certain compliance oversight and filing services to the Trust. Under these agreements the Manager is entitled to an amount equal to the portion of the compensation and certain other expenses related to the individuals performing the CCO and compliance oversight services, as well as $100.00 per hour for time incurred in connection with the preparation and filing of certain documents with the Securities and Exchange Commission. The fees are paid to the Manager on a quarterly basis. For the fiscal year ended December 31, 2015, the Fund paid the Manager administrative and compliance service fees of $11,511.
Allianz Investment Management LLC (the "Manager")
The Manager serves as the Trust's investment manager pursuant to an investment management agreement originally approved by the Board on April 11, 2001 (the "Management Agreement"). Pursuant to subadvisory agreements dated October 26, 2009, as amended, between the Manager and Franklin Templeton (the "Franklin Templeton Agreement"), Franklin Templeton served as the Fund's subadviser until FIAM and Geode began serving as the Fund's subadviser and sub-subadviser, respectively, on October 14, 2016.
The Fund's initial sole shareholder, Allianz Life Insurance Company of North America, approved the Management Agreement and the Franklin Templeton Agreement, with respect to the Fund, on April 27, 2009. Because the Fund's initial sole shareholder approved the Management Agreement and the Franklin Templeton Agreement, it has not been necessary for the Fund subsequently to seek shareholder approval of the agreements.
The Manager is a registered investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act"). The Manager is a wholly owned subsidiary of Allianz Life Insurance Company of North America, and its principal business address is 5701 Golden Hills Drive, Minneapolis, Minnesota 55416. The Manager is an indirect wholly-owned subsidiary of Allianz SE, one of the world's largest insurance and financial services companies. Allianz SE is headquartered in Munich, Germany and has operations in more than 70 countries. As of December 31, 2015, Allianz SE had third-party assets under management of $1.92 trillion. In North America, Allianz SE subsidiaries are engaged in the life insurance, property/casualty insurance, broker-dealer, banking, investment adviser, and mutual fund businesses.

The Manager is responsible for the overall management of the Trust and, for funds which are subadvised, such as the Fund, for retaining subadvisers to manage the assets of each fund according to its investment objective and strategies. The Manager has engaged one or more subadvisers for each subadvised fund of the Trust to act as each fund's investment subadviser and provide day-to-day portfolio management. As part of the Manager's duties to recommend and supervise fund subadvisers, the Manager is responsible for communicating performance expectations to the subadviser, evaluating the subadviser, and recommending to the Board whether the subadviser's contract with the Trust should be renewed, modified, or terminated. The Manager regularly provides written reports to the Board describing the results of its evaluation and monitoring functions.
The Fund pays the Manager a fee at an annual rate of 0.70% based on average daily net assets, computed daily and paid monthly, for the services provided and expenses assumed by the Manager pursuant to the Management Agreement. The Manager periodically may elect to voluntarily waive or limit all or a portion of its fee with respect to the Fund in order to increase the net income of the Fund available for distribution as dividends. In this regard, the Manager has agreed to reduce to 0.45% the fee it collects from the Fund, through at least April 30, 2018. In addition, the Manager has entered into a separate agreement (the "Expense Limitation Agreement") with the Fund pursuant to which the Manager has agreed to waive or limit its fees and to assume other expenses to the extent necessary to limit the Fund's total annual fund operating expenses, as a percentage of average daily net assets, to 0.71%, through at least April 30, 2018.
Section 15(a) of the 1940 Act generally requires that a majority of a fund's outstanding voting securities approve any subadvisory agreement for the Fund. However, the Order permits the Board generally to approve a change in the Fund's subadviser, or to make certain other changes to existing subadvisory agreements, upon the recommendation of the Manager, without shareholder approval. Pursuant to the Order, the Manager may change subadvisers or make certain other changes to existing subadvisory agreements without imposing the costs and delays of obtaining shareholder approval.
Investment Subadviser
Replacement of Franklin Templeton with FIAM and Geode
At the meeting held on June 14, 2016, the Board considered a recommendation by the Manager to (a) approve a subadvisory agreement between the Manager and FIAM, and a sub-subadvisory agreement between FIAM and Geode, whereby FIAM and Geode would replace Franklin Templeton as subadviser and sub-subadviser to the Fund, respectively, and (b) change the name of the Fund to "AZL Pyramis® Multi-Strategy Fund." At the June 14 meeting, the Board reviewed materials furnished by the Manager pertaining to FIAM and Geode and the FIAM Agreement and the Geode Agreement and voted unanimously to approve the FIAM Agreement and the Geode Agreement, with respect to the Fund, at an effective date to be selected by officers of the Trust. The FIAM Agreement and the Geode Agreement became effective as to the Fund on October 14, 2016.
FIAM has its principal offices at 900 Salem Street, Smithfield, RI 02917. FIAM managed approximately $61.575 billion in assets worldwide as of December 31, 2015. FIAM is an indirectly-held wholly-owned subsidiary of FMR LLC (along with its affiliates, "Fidelity Investments").
Geode has its principal place of business at One Post Office Square, 20th Floor, Boston, Massachusetts 02109. As of December 31, 2015, Geode had approximately $205.5 billion in discretionary assets under management. Geode Capital Holdings LLC ("GCH"), also located at One Post Office Square, 20th Floor, Boston, Massachusetts 02109, owns 99% of the beneficial interests in Geode.  Geode Holdings Trust owns more than 10% of the voting securities of GCH.  The address of Geode Holdings Trust is:  Nolly Corley, trustee, Austin & Corley, 80 Washington Street, Building S, Norwell, MA 02061.
The names and principal occupations of the directors and principal executive officer of FIAM at September 22, 2016, are set forth in the following table. The address of each such individual with respect to the individual's position at FIAM is the address of FIAM provided above.
Name	Principal Occupation
Casey M. Condron	Head of FIAM Institutional Sales and Relationship Management; Director
Scott E. Couto	President (principal executive officer) ; Director

Pamela R. Holding	Chief Investment Officer; Director
Carlos A. PiSierra	Chief Financial Officer; Director

The names and principal occupations of the directors and principal executive officer of Geode at November 1, 2016, are set forth in the following table. The address of each such individual with respect to the individual's position at Geode is the address of Geode provided above.
Name	Principal Occupation
Vincent C. Gubitosi	President & Chief Investment Officer (principal executive officer)
Albert Francke	Director; Attorney
John F. Haley	Director; Financial Services Executive
Franklin C. Kenly	Director
Caleb Loring	Director; Private Trustee
Arlene Rockefeller	Director; Advisor
Eric D. Roiter	Director; Law Professor
Jennifer S. Uhrig	Director; Financial Services Executive

For FIAM, the portfolio managers for the Fund since October 14, 2016, are: Ford O'Neil, Portfolio Manager and Michael Plage, Portfolio Manager.
For Geode, the portfolio managers for the Fund since October 14, 2016, are: Maximilian Kaufmann (senior portfolio manager), and Shashi Naik, CFA (assistant portfolio manager).
Ford O'Neil, Portfolio Manager, manages retail and institutional assets. Mr. O'Neil joined Fidelity as an analyst in 1990 and has been a portfolio manager since 1992. Prior to joining Fidelity, he worked for Advest, Inc. as an associate in investment banking from 1985 to 1988. Mr. O'Neil received a Bachelor of Arts degree in government from Harvard College and a Masters in Business Administration from The Wharton School at the University of Pennsylvania.
Michael Plage, CFA, Portfolio Manager manages an array of credit related institutional portfolios and retail funds. Mr. Plage joined Fidelity as a trader in 2005 and has been managing portfolios since January 2010. Prior to joining Fidelity, he served as a trader at Travelers Insurance from 1997-2005. Mr. Plage received a Bachelor of Science degree in management from The Universtity of South Carolina and an MBA in finance from The University of Connecticut. He is a Chartered Financial Analyst charterholder.
Maximilian Kaufmann joined Geode in 2009, and has worked as a portfolio manager and senior portfolio manager. Prior to joining Geode, Mr. Kaufman held similar positions at Lazard Asset Management, PanAgora Asset Management and Putnam Investments.
Shashi Naik, CFA, joined Geode in 2010, and has worked as a portfolio performance analyst and assistant portfolio manager. Prior to joining Geode, Mr. Naik was a quantitative analyst at PanAgora Asset Management. He is a Chartered Financial Analyst charterholder.
No person who is an officer or trustee of the Trust is an officer, employee, or director of FIAM or Geode.
FIAM also serves as subadviser to the AZL Pyramis® Total Bond Fund, another series of the Trust. For the AZL Pyramis® Total Bond Fund, FIAM receives subadvisory fees from AIM calculated at an annual rate of 0.25% on the first $100 million in average daily net assets, 0.18% on the next $400 million, and 0.13% on all assets over $500 million. At June 30, 2016, the AZL Pyramis® Total Bond Fund held $428.1 million in net assets. FIAM does not currently serve as investment adviser to any other fund, which is registered with the SEC under the 1940 Act and has an investment objective and principal investment strategies substantially similar to the investment objective and principal investment strategies of the Fund.
Geode currently serves as investment subadviser for the following fund, which is registered with the SEC under the 1940 Act and has an investment objective and principal investment strategies substantially similar to the investment objective and principal investment strategies of the Fund. The overall management fee for this fund is 0.30%, of which Geode receives the following:
Fund	Rate of Subadvisory Fee	Management Fee Waiver or Expense Reimbursement	Net Assets at October 31, 2016
Fidelity Large Cap Core Enhanced Index Fund	0.15%, first $500 million 0.125%, next $500 million 0.10%, over $1 billion	n/a	$479 million
INVESTMENT SUBADVISORY AGREEMENT
Information Concerning the FIAM Agreement and the Geode Agreement
The FIAM Agreement and the Geode Agreement are materially the same as the Franklin Templeton Agreement and require FIAM and Geode to perform essentially the same investment management services as provided previously by Franklin Templeton. Accordingly, the Fund will receive subadvisory services from FIAM, and sub-subadvisory services from Geode, that are substantially the same as those provided by Franklin Templeton. In this section, FIAM and Geode, collectively or individually, as appropriate in the context, may be referred to as the "Subadviser."
The FIAM Agreement and the Geode Agreement provide that, subject to supervision by the Manager and the Board (and by FIAM, in the case of Geode), the Subadviser shall have discretion to manage the investment of the Fund's assets in accordance with the applicable limits and requirements set forth in (i) the Fund's prospectus and statement of additional information, (ii) instructions and directions of the Manager and the Board, (iii) the requirements of the 1940 Act, the Internal Revenue Code of 1986 and all other applicable federal and state laws and regulations, (iv) the procedures and standards established in accordance with the Management Agreement to the extent communicated to the Subadviser, and (v) any of the Subadviser's policies and procedures as communicated to the Fund or the Manager.
The Subadviser is responsible to vote, or abstain from voting, all proxies with respect to companies whose securities are held by the Fund in accordance with their respective proxy voting guidelines and procedures.
The Subadviser selects the broker-dealers (including broker-dealers affiliated with the Manager or the Subadviser) through which the Fund will place investment orders in accordance with the Subadviser's policies and procedures as in effect from time to time, provided that such orders are consistent with the brokerage policy set forth in the Fund's Prospectus and Statement of Additional Information, or approved by the Board, and such orders conform to federal securities laws and are consistent with the Subadviser's responsibility to seek best execution. In assessing the best execution available for any transaction, the Subadviser may, to the extent permitted by applicable law, consider the research and other services provided by, and the financial responsibility of, the broker-dealer.
When the Subadviser deems the purchase or sale of a security to be in the best interest of the Fund as well as one or more of its other clients, it may, as permitted by applicable law, aggregate the securities to be sold or purchased. In such event, the Subadviser will allocate such securities, as well as the expenses incurred in the transaction, in a manner the Subadviser considers to be equitable and consistent with its fiduciary obligations to the Fund and to its other clients and with the Subadviser's policies and procedures in effect from time to time.
The Subadviser will maintain such books and records as are required based on the services provided by Subadviser and Sub-Subadviser pursuant to the Subadvisory Agreement and Sub-Subadvisory Agreement, respectively, under the 1940 Act and as are necessary for the Manager to meet its record keeping obligations and will provide the Board with such periodic and special reports as may reasonably be requested by the Board or the Manager from time to time.
The FIAM Agreement and the Geode Agreement permit FIAM and Geode, respectively, to employ, delegate or associate itself with other persons to assist it in performing its obligations under the respective Agreement, provided that any delegation is permitted by law and does not result in any such person serving as an "investment adviser" to a Fund within the meaning of the 1940 Act. The Subadviser remains liable for the performance of its obligations under the respective Agreement and for any acts or omissions of such other person.
Each Agreement provides that the Subadviser is not liable for any losses, claims, damages, liabilities, or litigation (including legal and other expenses) incurred or suffered by the Fund, the Manager or any shareholder of the Fund for the services which the Subadviser may render or fail to render under the Agreement (or any other act or omission of the Subadviser), except that the Subadviser may be liable (i) by reason of its willful misfeasance, bad faith, or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under the respective Agreement, or (ii) to the extent otherwise provided in the Securities Act of 1933, the 1940 Act or the Advisers Act.
Each Agreement provides for an initial term of two years from the date of execution. Thereafter, each Agreement may be renewed for successive periods of 12 months each with respect to the Fund, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of the Board members who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, and (ii) by the Board or by a vote of the holders of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund.
Each Agreement may be terminated with respect to the Fund at any time, without the payment of any penalty, by the Board or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund on 60 days' written notice to the Subadviser. The Manager may terminate the FIAM Agreement and FIAM may terminate the Geode Agreement, without payment of any penalty, (i) upon 60 days' written notice to FIAM or to Geode, as the case may be; (ii) upon any uncured material breach by FIAM or Geode of any representations and warranties in the respective Agreement; or (iii) immediately if, in the reasonable judgment of the Manager (or FIAM, in the case of Geode), FIAM or Geode, as the case may be, becomes unable to discharge its duties and obligations under the respective Agreement. FIAM may terminate the FIAM Agreement and Geode may terminate the Geode Agreement at any time, without payment of any penalty, (1) upon 60 days' written notice to the Manager (or FIAM, in the case of Geode); or (2) upon any uncured material breach by the Manager of any representations and warranties in the applicable Agreement. Each Agreement also terminates automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Management Agreement.
Each Subadviser's services under the respective Agreement are not exclusive; FIAM and Geode are permitted to provide the same or similar services to other clients.
The FIAM Agreement provides that for the services provided and the expenses assumed by FIAM, the Manager (out of its fees received from the Fund under the Management Agreement) will pay FIAM a fee based on average daily net assets of 0.25% on the first $200 million, 0.20% on the next $200 million, and 0.15% on all assets over $400 million. The Franklin Templeton Agreement previously provided for subadvisory fees, also paid by the Manager, at the following rates:
Franklin Advisers, Inc. - Franklin Income Strategy
0.625% on the first $50 million
0.465% on the next $150 million
0.375% on the next $300 million
0.350% thereafter

Franklin Advisers, Inc. - Templeton Global Bond Strategy
0.410% on the first $100 million
0.390% on the next $150 million
0.380% on the next $250 million
0.370% on the next $250 million
0.360% thereafter

Franklin Mutual Advisers, LLC - Mutual Shares Strategy
0.51% on the first $1 billion
0.49% thereafter

Templeton Global Advisors Limited – Templeton Growth Strategy
0.410% on the first $100 million
0.390% on the next $150 million
0.380% on the next $250 million
0.370% on the next $250 million
0.360% thereafter

Under the Franklin Templeton Agreement, assets in various Franklin Templeton strategies were aggregated for purposes of determining the overall fee to be paid to Franklin Templeton, which had the effect of reducing the fees paid by the Manager to Franklin Templeton.

The Geode Agreement provides that for the services provided and the expenses assumed by Geode, FIAM (out of its fees received from the Manager under the Management Agreement) will pay Geode a fee based on average daily net assets of 0.15% on the first $500 million, 0.125% on the next $500 million, and 0.10% on all assets over $1 billion.
Advisory and Subadvisory Fees
For the fiscal year ended December 31, 2015, the Manager earned $5,418,066 from the Fund under the Management Agreement. No expenses were waived under the Expense Limitation Agreement during the period. No prior expenses waived by the Manager under the Expense Limitation Agreement were recouped during the period.
For the fiscal year ended December 31, 2015, Franklin Templeton together received $3,147,911 for subadvisory services to the Fund. If the FIAM Agreement had been in effect during the same period, FIAM would have received $1,460,699 for subadvisory services to the Fund. The amount that would have been paid to FIAM during that period is 53.6% less than the amount received by Franklin Templeton for the same period.
Board Consideration of the FIAM Agreement and the Geode Agreement
At the in-person meeting held on June 14, 2016, the Board considered the Manager's recommendation that FIAM (as subadviser) and Geode (as sub-subadviser) replace Franklin Templeton as the Fund's subadviser. At the meeting, the Board reviewed materials furnished by the Manager pertaining to FIAM and Geode and the FIAM Agreement and the Geode Agreement and unanimously approved the FIAM Agreement and the Geode Agreement, which became effective as to the Fund October 14, 2016.
The Manager, as investment manager of all of the outstanding series of the Trust, is charged with researching and recommending subadvisers for the subadvised funds of the Trust, including the Fund. The Manager has adopted policies and procedures to assist it in analyzing each subadviser with expertise in a particular asset class for purposes of making the recommendation that a specific subadviser be selected. The Board reviews and considers the information provided by the Manager in deciding which investment advisers to approve. After an investment adviser becomes a subadviser, a similarly rigorous process is instituted by the Manager to monitor and evaluate the investment performance and other responsibilities of the subadviser. As part of its ongoing obligation to monitor and evaluate the performance of the Fund's subadviser, the Manager reviewed and evaluated Franklin Templeton's management of the Fund, with a focus on the Fund's investment performance in relation to its benchmark.
The Board, including a majority of the independent Trustees, with the assistance of independent counsel to the independent Trustees, considered whether to approve the FIAM Agreement and the Geode Agreement for the Fund in light of its experience in governing the Trust and working with the Manager and the subadvisers on matters relating to the mutual funds that are outstanding series of the Trust. The independent Trustees are those Trustees who are not "interested persons" of the Trust within the meaning of the 1940 Act, and are not employees of or affiliated with the Fund, the Manager, Franklin Templeton, FIAM or Geode. At least annually, the Board receives from experienced counsel who are independent of the Manager a memorandum discussing the legal standards for the Board's consideration of proposed investment advisory or subadvisory agreements. In its deliberations, the Board considered all factors that the Trustees believed were relevant. The Board based its decision to approve the FIAM Agreement and the Geode Agreement on the totality of the circumstances and relevant factors, and with a view to past and future long-term considerations. The Board approved the termination of the Franklin Templeton Agreement and determined that the FIAM Agreement and the Geode Agreement were reasonable and in the best interests of the Fund, and approved FIAM and Geode as the Fund's new subadviser and sub-subadviser, respectively. The Board's decision to approve the FIAM Agreement and the Geode Agreement reflects the exercise of its business judgment on whether to approve new arrangements and continue existing arrangements. In reaching this decision, the Board did not assign relative weights to factors discussed herein, or deem any one or group of them to be controlling in and of themselves.
A rule adopted by the SEC under the 1940 Act requires a discussion of certain factors relating to the selection of investment managers and subadvisers and the approval of advisory and subadvisory fees. The factors enumerated by the SEC in the rule are set forth below in italics followed by the Board's conclusions regarding each factor.
(1) The nature, extent, and quality of services provided by the Subadviser. In deciding to approve FIAM and Geode, the Board considered the reputation, financial strength and resources of FIAM and Geode, and the experience and reputation of their respective portfolio management teams to be involved with the Fund. The Board also considered the respective investment philosophy and process of FIAM and Geode, particularly in the areas of active equity, for Geode, and fixed income, for FIAM. The Board has prior knowledge of FIAM as a result of its service as subadviser to another fund of the Trust, the AZL Pyramis® Total Bond Fund. The Board determined that, based upon the Manager's report, the proposed change to FIAM and Geode as the subadviser and sub-subadviser likely would benefit the Fund and its shareholders.
In reviewing various other matters, the Board concluded that FIAM and Geode are recognized firms capable of competently managing the Fund; that the nature, extent and quality of services that FIAM and Geode could provide were at a level at least equal to the services previously provided by Franklin Templeton; that the services contemplated by the FIAM Agreement and the Geode Agreement are substantially the same as those provided under the Franklin Templeton Agreement; that the FIAM Agreement and the Geode Agreement contain provisions generally comparable to those of other subadvisory agreements for other mutual funds; that FIAM and Geode are staffed with qualified personnel and have significant research capabilities; and that the investment performance of FIAM and Geode in managing similar funds, as discussed below, is at least satisfactory.
(2) The investment performance of FIAM and Geode. The Board received information about hypothetical back-tested performance for the Fund, as proposed to be managed by FIAM and Geode. The performance information presented to the Board, which covered the nine years ending December 31, 2015, and included performance versus a composite benchmark (60% the S&P 500 Index and 40% the Barclays U.S. Aggregate Bond Index) and performance rankings relative to a peer group of comparable mixed-asset target allocation conservative funds. The Board also received information regarding returns, risk, standard deviation, and tracking error for the five years ending December 31, 2015. The Board noted that the hypothetical performance of the AZL Pyramis® Multi-Strategy Fund was better than the actual performance of the Fund, as managed by Franklin Templeton, for the last 1, 2, 3, and 5 year periods, ending December 31, 2015.
(3) The costs of services to be provided and profits to be realized by FIAM and Geode from their relationship with the Fund. The Board compared the fee schedule in the FIAM Agreement and the Geode Agreement to the fee schedule in the Franklin Templeton Agreement. The Board noted that the fee schedules in the FIAM Agreement and the Geode Agreement are lower than the fee schedules in the Franklin Templeton Agreement, as set forth under "Information Concerning the FIAM Agreement and the Geode Agreement," above. The Board noted that the fee schedules in the FIAM Agreement and the Geode Agreement are the result of arm's-length negotiation among the Manager, FIAM and Geode. The Manager also reported that the Fund's total expense ratio (which includes management fees and operating expenses) would be in the 5th percentile in the category of variable annuity balanced funds. The Board also reviewed information provided by FIAM regarding its anticipated profitability for acting as subadviser to the Fund. Information regarding profitability of Geode was not provided. Based upon its review, the Board concluded that the fees proposed to be paid to FIAM and to Geode were reasonable.
(4) and (5) The extent to which economies of scale would be realized as the Fund grows, and whether fee levels reflect these economies of scale. The Board noted that the fee schedules in the FIAM Agreement and the Geode Agreement contain breakpoints that reduce the fee rate on assets above certain levels, as described under "Information Concerning the FIAM Agreement and the Geode Agreement," above. The Board also noted that the Fund had approximately $735.4 million in net assets at December 31, 2015. The Board considered the possibility that FIAM, Geode, or the Manager, may realize certain economies of scale as the Fund grows larger. The Board noted that in the fund industry as a whole, as well as among funds similar to the Fund, there is no uniformity or pattern in the fees and asset levels at which breakpoints, if any, apply. Depending on the age, size, and other characteristics of a particular fund and its manager's cost structure, different conclusions can be drawn as to whether there are economies of scale to be realized at any particular level of assets, notwithstanding the intuitive conclusion that such economies exist, or will be realized at some level of total assets. Moreover, because different managers have different cost structures and models, it is difficult to draw meaningful conclusions from the breakpoints that may have been adopted by other funds. The Board also noted that the advisory agreements for many funds do not have breakpoints at all.
The Trustees also noted that the fee schedule in the Management Agreement does not contain breakpoints that would reduce the fee rate as assets increase, as described under "Allianz Investment Management LLC (the "Manager")," above. However, the Manager has agreed to reduce the fee it collects from the Fund, through at least April 30, 2018, and to "cap" the Fund's expenses at certain levels, which could have the effect of reducing expenses as does advisory/subadvisory fee breakpoints. The Manager has committed to continue to consider the continuation of fee "caps" and/or additional advisory/subadvisory fee breakpoints as the Fund grows larger. The Board receives quarterly reports on the level of Fund assets. The Board reapproved the FIAM Agreement and the Geode Agreement at a meeting held on October 25, 2016, and expects to consider again whether or not to reapprove the FIAM Agreement and the Geode Agreement at a meeting to be held prior to December 31, 2017, and will at that time, or prior thereto, consider: (a) the extent to which economies of scale can be realized, and (b) whether the subadvisory fee schedule should be modified to reflect such economies of scale, if any.
Having taken these factors into account, the Trustees concluded that the fee schedules in the FIAM Agreement and the Geode Agreement were acceptable.
Brokerage Transactions
During the fiscal year ended December 31, 2015, the Fund paid aggregate brokerage fees of $177,928.
Affiliated Brokerage Commissions
During the fiscal year ended December 31, 2015, the Fund paid no commissions to any Affiliated Broker. As defined in rules under the Securities Exchange Act of 1934, an "Affiliated Broker" is a broker that is affiliated with the Fund, the Manager, or the subadviser.
RECORD OF OUTSTANDING SHARES
The number of shares of the Fund outstanding at the close of business on November 1, 2016, is listed in the table below.
The officers and trustees of the Trust cannot directly own shares of the Fund and they cannot beneficially own shares of the Fund unless they purchase Contracts issued by Allianz. At November 1, 2016, the officers and trustees of the Trust as a group beneficially owned less than one percent of the outstanding shares of the Fund.
To the best knowledge of the Fund, no person other than Allianz owned, of record or beneficially, 5% or more of the outstanding shares of the Fund at November 1, 2016. Information relating to direct ownership in the Fund by Allianz is provided below:
	At November 1, 2016
Fund	Shares Outstanding	Allianz Life Insurance Company of North America (Shares / Percent of Shares Outstanding)	Allianz Life Insurance Company of New York (Shares / Percent of Shares Outstanding)
AZL Pyramis® Multi-Strategy Fund	27,435,525.41	24,241,636.46 / 88.36%	3,193,888.95 / 11.64%
REPORTS AVAILABLE
Upon request, the Fund will furnish to Contract owners, without charge, a copy of its most recent annual report to shareholders and semi-annual report to shareholders. Such requests should be directed to Allianz VIP Trust, 3435 Stelzer Road, Columbus, Ohio 43219, if made by mail, and to 800-624-0197, if made by telephone.
To reduce expenses, only one copy of this Information Statement or the Trust's annual report and semi-annual report, if available, may be mailed to households, even if more than one person in a household is a shareholder. To request additional copies of this information statement or the annual report or semi-annual report, or if you have received multiple copies but prefer to receive only one copy per household, please call the Trust at the above telephone number. If you do not want the mailing of these documents to be combined with those for other members of your household in the future, please contact the Trust at the above address or phone number.
SHAREHOLDER PROPOSALS
The Trust is not required to hold annual meetings of shareholders. Since the Trust does not hold regular meetings of shareholders, the anticipated date of the next meeting of shareholders cannot be provided. Any shareholder proposal that may properly be included in the proxy solicitation material for a meeting of shareholders must be received by the Trust no later than 120 days prior to the date proxy statements are mailed to shareholders.